Prospectus

Expedition Money Market Fund
Expedition Tax-Free Money Market Fund

INSTITUTIONAL SHARES

INVESTMENT SERVICE SHARES

SWEEP CLASS SHARES

March 1, 2004

Expedition Funds.

Investment Sub-Adviser: WEISS, PECK & GREER INVESTMENTS (EXPEDITION TAX-FREE MONEY MARKET FUND)

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

About This Prospectus

Expedition Funds is a mutual fund family that offers different classes of shares in separate investment portfolios (Funds). The Funds have individual investment goals and strategies. This prospectus gives you important information about the Institutional Shares, Investment Service Shares and Sweep Class Shares of the Expedition Money Market Fund and Expedition Tax-Free Money Market Fund that you should know before investing. Please read this prospectus and keep it for future reference.

     Expedition Funds also offers shares of the Expedition Equity Fund, Expedition Equity Income Fund, Expedition Investment Grade Bond Fund and Expedition Tax-Free Investment Grade Bond Fund in a separate prospectus which is available by calling 1-800-992-2085 or by visiting our website at www.expeditionfunds.com.

This prospectus has been arranged into different sections so that you can easily review this important information. On the next page, there is some general information you should know about risk and return that is common to each of the Funds. For more detailed information about the Funds, please see:

Shares of the Expedition Funds are not deposits of or obligations of, or guaranteed or endorsed by Compass Bank, Compass Bancshares, Inc. or any of their affiliates, or any bank, and are not obligations of, guaranteed by or insured by the U.S. government, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other government agency.

An investment in shares of the Funds involves investment risk, including the possible loss of all or a portion of the principal invested, and the investment return and value of shares of the Funds will fluctuate so that an investment, when liquidated, may be worth more or less than the original cost.

Each Fund is a money market fund and, as such, tries to maintain a constant price per share of $1.00, but we cannot guarantee this.

Compass Asset Management, a division of Compass Bank, serves as investment adviser to the Expedition Funds. Compass Bank serves as the Funds’ custodian. In addition, Compass Bank, as well as certain of its divisions and affiliates, may provide other services to the Funds. Compass Bank, and these affiliates and divisions, will be compensated for these services.

Risk/Return Information Common to the Funds

Each Fund is a mutual fund. A mutual fund pools shareholders’ money and, using professional investment managers, invests it in securities.

          Each Fund has an investment goal and strategies for reaching that goal. The investment managers invest Fund assets in a way that they believe will help a Fund achieve its goal. Still, investing in a Fund involves risk and there is no guarantee that a Fund will achieve its goal. An investment manager’s judgments about the markets, the economy, or companies may not anticipate actual market movements, economic conditions or company performance, and these judgments may affect the return on your investment. In fact, no matter how well an investment manager does, you could lose money on your investment in a Fund, just as you could with other investments.An investment in a Fund is not a deposit of Compass Bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Expedition Money Market Fund

  Fund Summary

Investment Goal	Current income consistent with stability of principal

Investment Focus	Money market instruments

Share Price Volatility	Very low

Principal Investment Strategy	Investing in a broad range of short-term U.S. dollar denominated debt securities

Investor Profile	Conservative investors who want to receive current income through a liquid investment

Investment Strategy of the Expedition Money Market Fund

The Fund invests in a broad range of short-term U.S. dollar denominated money market instruments, such as obligations of the U.S. Treasury, agencies and instrumentalities of the U.S. government, domestic and foreign banks, domestic and foreign corporations, supranational entities, and foreign governments. The Fund may also enter into fully collateralized repurchase agreements. The Fund’s portfolio is comprised only of securities that are rated in the highest short-term rating category or unrated securities that the Adviser determines are of comparable quality. The Fund will maintain an average dollar weighted maturity of 90 days or less, and will only acquire securities that have a remaining maturity of 397 days or less.

     The Adviser’s investment selection process seeks to add value through security selection, sector rotation and positioning on the yield curve. Securities are chosen based on the issuer’s financial condition, the financial condition of any person or company which guarantees the credit of the issuer, liquidity and competitive yield. The Fund attempts to avoid purchasing or holding securities that are vulnerable to a decline in credit quality through careful credit screening as well as ongoing monitoring of each issuer and any person or company providing credit support.

Expedition Money Market Fund

  Principal Risks of Investing in the Expedition Money Market Fund

An investment in the Fund is subject to income risk, which is the possibility that the Fund’s yield will decline due to falling interest rates. An investment in the Fund is not a deposit of Compass Bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Fund.

          Although the Fund’s U.S. government securities are considered to be among the safest investments, they are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency’s own resources.

  Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Fund. Of course, the Fund’s past performance does not necessarily indicate how the Fund will perform in the future.

This bar chart shows changes in the performance of the Fund’s Investment Service Shares from calendar year to calendar year.

Call 1-800-992-2085 for the Fund’s current 7-day yield.

Expedition Money Market Fund

Average Annual Total Returns

This table presents the Fund’s average annual total returns for the periods ended December 31, 2003.

Money Market Fund	1 Year	5 Years		10 Years		Since Inception

Institutional Shares	0.79%	3.40%		4.15	%*	4.40	%*

Investment Service Shares	0.54%	3.14%		3.98%		4.28	%**

Sweep Class Shares	0.42%	3.03	%***	3.85	%***	4.14	%***

*

Institutional Shares of the Fund were offered beginning June 9, 1997. The performance information shown prior to that date represents the performance of the Fund’s Investment Service Shares, which were offered beginning February 5, 1990. The performance of the Investment Service Shares has not been adjusted to reflect the lower expenses of the Institutional Shares.

**	Since February 5, 1990.
***

Sweep Class Shares of the Fund were offered beginning August 1, 2000. The performance information shown prior to that date represents the performance of the Fund’s Investment Service Shares, which were offered beginning February 5, 1990. The performance of the Investment Service Shares has been adjusted to reflect the higher expenses of the Sweep Class Shares

Fund Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Fund shares.

Annual Fund Operating Expenses (expenses deducted from Fund assets)*

	Institutional Shares	Investment Service Shares	Sweep Class Shares

Management Fees	0.40%	0.40%	0.40%
Other Expenses	0.27%	0.52%**	0.64%
Total Annual Fund Operating Expenses	0.67%	0.92%	1.04%

*

The Fund’s actual total annual fund operating expenses for the most recent fiscal year were less than the amount shown above because the Adviser voluntarily waived a portion of its fees in order to keep total operating expenses at a specified level. This voluntary fee waiver remains in place as of the date of this prospectus, but the Adviser may discontinue all or part of its waiver at any time. With this fee waiver, the Fund’s actual total annual operating expenses for the most recent fiscal year were as follows:

Institutional Shares	0.45%
Investment Service Shares	0.70%
Sweep Class Shares	0.82%

**	Includes Shareholder Servicing Fees of 0.25%.

***	Includes Shareholder Servicing Fees of 0.25% and Administrative Servicing Fees of 0.12%.

For more information about these fees, see “Investment Adviser and Sub-Adviser,” and “Additional Compensation.”

Expedition Money Market Fund

Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and that you sell your shares at the end of those periods.

          The Example also assumes that each year your investment has a 5% return, Fund operating expenses remain the same and you reinvest all dividends and distributions. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Fund would be:

	1 Year	3 Years	5 Years	10 Years

Institutional Shares	$68	$214	$373	$835

Investment Service Shares	$94	$293	$509	$1,131

Sweep Class Shares	$106	$331	$574	$1,271

Expedition Tax-Free Money Market Fund

Fund Summary

Investment Goal	Current income exempt from federal income tax, consistent with stability of principal

Investment Focus	Tax-free money market instruments

Share Price Volatility	Very low

Principal Investment Strategy	Investing in a diversified portfolio of short-term municipal securities which pay interest that is exempt from federal income tax

Investor Profile	Conservative investors who want to receive current income exempt from federal income tax through a liquid investment

Investment Strategy of the Expedition Tax-Free Money Market Fund

The Fund invests substantially all of its assets in a broad range of short-term municipal money market instruments that pay interest that is exempt from federal income tax. The issuers of these securities may be state and local governments and agencies located in any of the fifty states, the District of Columbia, Puerto Rico and other U.S. territories and possessions. The Fund’s portfolio seeks to be well diversified among these issuers, and will be comprised only of securities that are rated in one of the two highest rating categories or unrated securities that have been determined by the Sub-Adviser to be of comparable quality. The Fund will maintain an average dollar weighted maturity of 90 days or less, and will only acquire securities that have a remaining maturity of 397 days or less.

          The Adviser has engaged Weiss, Peck & Greer Investments as sub-adviser (Sub-Adviser) to manage the Fund on a day-to-day basis. The Sub-Adviser’s investment selection process seeks to add value through a strategy that takes advantage of the inefficient nature of the municipal securities market rather than attempting to predict interest rate movements. Securities are chosen based on the issuer’s financial condition, the financial condition of any person or company which guarantees the credit of the issuer, liquidity and competitive yield. The Fund attempts to avoid purchasing or holding securities that are subject to a decline in credit quality of the issue through careful credit screening, as well as ongoing monitoring of each issuer and any person or company providing credit support.

Expedition Tax-Free Money Market Fund

Principal Risks of Investing in the Expedition Tax-Free Money Market Fund

An investment in the Fund is subject to income risk, which is the possibility that the Fund’s yield will decline due to falling interest rates. An investment in the Fund is not a deposit of Compass Bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Fund.

          There may be economic or political changes that impact the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes in the financial condition or credit rating of municipal issuers also may adversely affect the value of the Fund’s municipal securities.

          Since the Fund often purchases securities supported by credit enhancements from banks and other financial institutions, changes in the credit quality of these institutions could cause losses to the Fund and affect its share price.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Fund. Of course, the Fund’s past performance does not necessarily indicate how the Fund will perform in the future.

This bar chart shows changes in the performance of the Fund’s Investment Service Shares from calendar year to calendar year.

Call 1-800-992-2085 for the Fund’s current 7-day yield.

Expedition Tax-Free Money Market Fund

Average Annual Total Returns

This table presents the Fund’s average annual total returns for the periods ended December 31, 2003.

Tax-Free Money Market Fund	1 Year	5 Years		Since Inception

Institutional Shares	0.73%	2.27	%*	2.35	%*

Investment Service Shares	0.48%	2.03%		2.13	%**

Sweep Class Shares	0.36%	1.93	%***	2.01	%***

*

Institutional Shares of the Fund were offered beginning April 14, 1999. The performance information shown prior to that date represents the performance of the Fund’s Investment Service Shares, which were offered beginning May 20, 1998. The performance of the Investment Service Shares has not been adjusted to reflect the lower expenses of the Institutional Shares.

**	Since May 20, 1998.
***

Sweep Class Shares of the Fund were offered beginning August 1, 2000. The performance information shown prior to that date represents the performance of the Fund’s Investment Service Shares, which were offered beginning May 20, 1998. The performance of the Investment Service Shares has been adjusted to reflect the higher expenses of the Sweep Class Shares.

 Fund Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Fund shares.

Annual Fund Operating Expenses (expenses deducted from Fund assets)*

	Institutional Shares	Investment Service Shares	Sweep Class Shares

Management Fees	0.40%	0.40%	0.40%
Other Expenses	0.27%	0.52%**	0.64	%***
Total Annual Fund Operating Expenses	0.67%	0.92%	1.04%

*

The Fund’s actual total annual fund operating expenses for the most recent fiscal year were less than the amount shown above because the Adviser voluntarily waived a portion of its fees in order to keep total operating expenses at a specified level. This voluntary fee waiver remains in place as of the date of this prospectus, but the Adviser may discontinue all or part of its waiver at any time. With this fee waiver, the Fund’s actual total annual operating expenses for the most recent fiscal year were as follows:

Institutional Shares	0.43%
Investment Service Shares	0.68%
Sweep Class Shares	0.80%

**	Includes Shareholder Servicing Fees of 0.25%.

***	Includes Shareholder Servicing Fees of 0.25% and Administrative Servicing Fees of 0.12%.

For more information about these fees, see “Investment Adviser and Sub-Adviser,” and “Additional Compensation.”

Expedition Tax-Free Money Market Fund

Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and that you sell your shares at the end of those periods.

          The Example also assumes that each year your investment has a 5% return, Fund operating expenses remain the same and you reinvest all dividends and distributions. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Fund would be:

	1 Year	3 Years	5 Years	10 Years

Institutional Shares	$68	$214	$373	$835

Investment Service Shares	$94	$293	$509	$1,131

Sweep Class Shares	$106	$331	$574	$1,271

More Information About Fund Investments

In addition to the investments and strategies described in this prospectus, the Funds also may invest in other securities, use other strategies and engage in other investment practices. These investments and strategies, as well as those described in this prospectus, are described in detail in the Funds’ Statement of Additional Information. Of course, we cannot guarantee that either Fund will achieve its investment goal.

Investment Adviser and Sub-Adviser

Compass Asset Management (the Adviser) serves as the investment adviser to the Funds. The Adviser makes investment decisions for the Money Market Fund and continuously reviews, supervises and administers the Money Market Fund’s investment program. The Adviser oversees the Sub-Adviser to ensure compliance with the Tax-Free Money Market Fund’s investment policies and guidelines, and monitors the Sub-Adviser’s adherence to its investment style. The Adviser pays the Sub-Adviser out of the investment advisory fees it receives (described below). The Board of Trustees of Expedition Funds supervises the Adviser and Sub-Adviser and establishes policies that the Adviser and Sub-Adviser must follow in their management activities.

          The Adviser is a separate division of Compass Bank, operating within Compass Bank’s Wealth Management Group. Compass Bank is a wholly-owned subsidiary of Compass Bancshares, Inc. (Compass Bancshares). The Wealth Management Group provides investment advisory and management services for individuals, pension and profit sharing plans, endowments and foundations. Compass Bank or one of its divisions has managed the Funds’ investments since their inception. As of December 31, 2003, Compass Bank had approximately $10.7 billion in assets under administration. Of this total, Compass Bank had investment discretion over more than $4.1 billion, of which approximately $1.2 billion were assets of the Expedition Funds portfolios managed by the Adviser. For the fiscal year ended October 31, 2003, the Adviser received advisory fees as a percentage of each Fund’s average daily net assets (after waivers) of:

Money Market Fund	0.18%

Tax-Free Money Market Fund	0.17%

          Weiss, Peck & Greer Investments (WPG or the Sub-Adviser), One New York Plaza, New York, NY 10004, serves as the sub-adviser to the Tax-Free Money Market Fund and manages the portfolio of the Fund on a day-to-day basis. WPG was founded in 1970, and engages in investment management, venture capital management and management buyouts. Since its founding, WPG has been active in managing portfolios of tax exempt securities. WPG selects, buys and sells securities for the Fund under the supervision of the Adviser and the Board of Trustees.

Investment Adviser And Sub-Adviser

Additional Compensation

Compass Bank and its divisions and affiliates may impose fees and charges for services in conjunction with accounts of its customers that invest in the Funds, including in conjunction with plans subject to the Employee Retirement Income Security Act of 1974 (ERISA) and other trust and agency accounts to which Compass Bank or its divisions or affiliates provide fiduciary or non-fiduciary services. In addition to the compensation payable directly by such accounts for fiduciary and non-fiduciary services, Compass Asset Management receives compensation for acting as the Funds’ investment adviser and Compass Bank and its affiliates also receive compensation in connection with the following:

          Custody Services. Compass Bank serves as custodian to the Funds, and for such services is paid an annual fee payable from the Funds’ assets of 0.02% of each Fund’s average daily net assets.

          Shareholder Servicing Fees. To the extent that investors buy Sweep Class Shares or Investment Service Shares through Compass Bank or any of its affiliates, including Compass Brokerage, Inc., those entities may receive shareholding servicing fees, payable from the Funds’ assets, of up to 0.25% of each Fund’s average daily net assets attributable to such classes.

          Administrative Servicing Fees. To the extent that investors buy Sweep Class Shares through Compass Bank or any of its affiliates providing sub-accounting, sub-transfer agency services or other administrative services, including Compass Brokerage, Inc., those entities may receive administrative servicing fees, payable from the Funds’ assets, of up to 0.12% of each Fund’s average daily net assets attributable to Sweep Class Shares.

          Sub-Administration Services. Compass Bank provides sub-administrative services to the Funds. For providing these services, Compass Bank is compensated by the Funds’ administrator (not by the Funds) at an annual rate of up to 0.02% of each Fund’s average daily net assets.

          Brokerage Transactions. When purchasing and selling portfolio securities for the Funds, the Adviser may place trades through its affiliated broker-dealers, including Compass Brokerage, Inc. These brokerage affiliates will generally earn commissions on these transactions.

Purchasing, Selling And Exchanging Fund Shares

This section tells you how to purchase, sell (sometimes called “redeem”) and exchange shares of the Funds.

          Investment Service Shares are available for all individual and institutional investors except that, as noted below, Compass Retail Automated Sweep Services customers and customers establishing an account with a clearing broker through Compass Brokerage, Inc. will invest in Sweep Class Shares. Certain customers of the Compass Wealth Management Group and certain other divisions and departments of Compass Bank and its affiliates, including treasury management sweep customers, maintaining specified minimum account or fund balances or satisfying certain other criteria may be eligible to purchase Institutional Shares of the Funds. For information concerning whether you may be eligible to purchase Institutional Shares, Compass customers may contact their Compass account representative.

          Institutional Shares are primarily offered to subsidiaries and other affiliates of Compass Bancshares and their divisions and departments, including the Compass Wealth Management Group, on behalf of certain eligible fiduciary, trust, agency, investment advisory, asset allocation (“MAP Account”), treasury management sweep, custody and similar accounts. Institutional Shares are also available for purchase by other qualifying financial institutions investing for their own or their customers’ accounts, and for purchases by or on behalf of welfare benefit, retirement and deferred compensation plans established by Compass Bancshares, Inc., or any of its affiliates for directors, officers, or employees of Compass Bancshares, Inc., or any of its affiliates.

          Sweep Class Shares are designed for individual banking customers of Compass Bank and certain of its banking affiliates receiving automated cash sweep services linking their qualifying consumer deposit accounts with investments in shares of one or more of the Funds (Compass Retail Automated Sweep Services) and for customers establishing an account with a clearing broker through Compass Brokerage, Inc. (Compass Brokerage Accounts).

How to Purchase Fund Shares

Investment Service Shares and Institutional Shares

You may purchase Investment Service and Institutional Shares by:

•	Mail

•	Telephone, or

•	Wire

To purchase Investment Service Shares directly from a Fund, complete and send in an account application. If you need an application or have questions, please call 1-800-992-2085. To purchase Investment Service Shares through a Compass Wealth Management Group account, customers should contact their authorized

Purchasing, Selling And Exchanging Fund Shares

Wealth Management Group representative. Compass Brokerage, Inc. customers should contact their Compass Brokerage, Inc. authorized representative.

          Unless you arrange to pay by wire, write your check, payable in U.S. dollars, to “Expedition Funds” and include the name of the appropriate Fund(s) on the check. A Fund cannot accept third-party checks, cashiers checks, credit cards, credit card checks, cash, money orders or travelers checks.

          To purchase Institutional Shares through the Compass Wealth Management Group, qualifying customers should contact their authorized representative by calling Compass Bank. If you purchase Institutional Shares through the Compass Wealth Management Group, or certain other subsidiaries, affiliates, departments or divisions of Compass Bank, you will have to follow the procedures and requirements established by the Wealth Management Group or such other affiliates, departments or divisions, which are specified in or pursuant to your asset management, treasury management sweep, MAP Account, or other agreement or in other guidelines.

          You may also buy Investment Service and Institutional Shares through accounts with brokers and other institutions that are authorized to place trades in Fund shares for their customers. If you invest through an authorized institution, you will have to follow its procedures, which may be different from the procedures for investing directly. Your broker or institution may charge a fee for its services, in addition to the fees charged by the Fund. You will also generally have to address your correspondence or questions regarding the Fund to your broker or institution.

Sweep Class Shares

Sweep Class Shares may only be purchased, redeemed and exchanged through a Compass Brokerage Account or a Compass Retail Automated Sweep Services account, and Sweep Class Shares may not be purchased directly from the Funds.

          Subject to the terms, conditions and procedures established in the documentation relating to Compass Brokerage Accounts and Compass Retail Automated Sweep Services accounts, as the case may be, Sweep Class Shares will be automatically purchased, redeemed and exchanged for investors participating in those programs. For information concerning Compass Brokerage Accounts and Compass Retail Automated Sweep Services, respectively, including information regarding eligibility requirements and the procedures for purchasing, redeeming and exchanging Sweep Class Shares through such programs, Compass Brokerage customers may contact their Compass Brokerage authorized representatives and banking customers of Compass Bank may contact their authorized Compass Bank representative. In addition to the fees charged by the Funds, other banking fees and charges may apply to Compass Brokerage Accounts and to Compass Retail Automated Sweep Services accounts and are detailed in such programs’ documentation and guidelines.

          The Funds do not generally accept investments by non-U.S. persons. Non-U.S. persons may be permitted to invest in the Funds subject to the satisfaction of enhanced due diligence. Please contact the Compass Wealth Management Group or your financial intermediary for more information.

Purchasing, Selling And Exchanging Fund Shares

General Information

You may purchase shares on any day that the New York Stock Exchange (NYSE) and the Federal Reserve are open for business (a Business Day). Cash balances in your designated accounts are automatically invested in Sweep Class Shares each Business Day. Each Fund reserves the right to reject any specific purchase order, including exchange purchases, for any reason.

          The price per share (the offering price) will be the net asset value per share (NAV) next determined after the Fund receives your purchase order. We expect that the NAV of the Funds will remain constant at $1.00 per share.

          The Money Market Fund calculates its NAV each Business Day as of 12:00 noon and 4:00 p.m., Central Time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, the Fund must receive your order and federal funds (readily available funds) before 4:00 p.m., Central Time.

          The Tax-Free Money Market Fund calculates its NAV each Business Day as of 12:00 noon, Central Time and the close of normal trading on the NYSE (normally 3:00 p.m., Central Time). So, for you to be eligible to receive dividends declared on the day you submit your purchase order, the Fund must receive your order before 11:30 a.m., Central Time and federal funds (readily available funds) before 1:00 p.m., Central Time. If the NYSE closes early — such as on days in advance of certain holidays — the Funds reserve the right to calculate NAV as of the earlier closing time. The Funds will not accept orders that request a particular day or price for the transaction or any other special conditions.

          All purchases, redemptions and exchanges made directly with a Fund in a qualified retirement account, such as an IRA, must be in writing.

How We Calculate NAV

NAV for one Fund share is the value of that share’s portion of the net assets of the Fund.

          In calculating NAV for the Funds, we generally value a Fund’s investment portfolio using the amortized cost valuation method, which is described in detail in our Statement of Additional Information. If this method is determined to be unreliable during certain market conditions or for other reasons, a Fund may value its portfolio at market price or fair value prices may be determined in good faith using methods approved by the Board of Trustees.

Minimum Purchases

To purchase Investment Service Shares for the first time, you must invest at least $1,000 in either Fund. The minimum purchase amount for IRA accounts is $500.

Purchasing, Selling And Exchanging Fund Shares

The minimum is $25 in the case of directors, officers and employees of Compass Bancshares and its affiliates (and members of their immediate families) participating in the Systematic Investment Plan. Your subsequent investments in either Fund must be made in amounts of at least $100 ($25 for directors, officers and employees of Compass Bancshares and its affiliates and members of their immediate families). A Fund may accept investments of smaller amounts at its discretion.

          The Compass Wealth Management Group and certain other subsidiaries, affiliates, departments or divisions of Compass Bank may require that customers maintain a minimum account or fund balance or meet certain other criteria to participate in its various asset management and similar programs and/or qualify to purchase Institutional Shares. Please refer to your asset management, treasury management sweep, MAP Account, or other account agreement or contact your Compass Wealth Management Group or other account representative for information concerning minimum account or fund balance requirements and other criteria applicable to eligibility to invest in the Institutional Shares.

          If your account or fund balance falls below any applicable minimum account balance or your account no longer satisfies other criteria established for investment in the Institutional Shares, the Compass Wealth Management Group or other Compass Bank subsidiary, affiliate, department or division may exchange your Institutional Shares of a Fund for Investment Service Shares of that Fund without prior notice. If you have questions regarding your account’s minimum balance requirements or Investment Service Shares of the Funds, please contact your Compass Wealth Management Group or other Compass authorized representative.

          Compass Bank may impose minimum account levels to invest in Sweep Class Shares in connection with Compass Retail Automated Sweep Services. If you have questions regarding your account’s minimum balance requirements, please contact your Compass Wealth Management Group or other Compass authorized representative. In addition, Compass Brokerage, Inc. may require a minimum account balance to open a brokerage account. Subject to this account minimum, all Compass Brokerage, Inc. customers are eligible to invest in Sweep Class Shares through its sweep program.

Systematic Investment Plan

If you have a checking or savings account with a bank, you may purchase Investment Service Shares of either Fund automatically through regular deductions from your account. Once your account has been opened, you may begin regularly scheduled investments of at least $100 ($25 in the case of directors, officers and employees of Compass Bancshares and its affiliates and members of their immediate families) for each Fund.

Purchasing, Selling And Exchanging Fund Shares

How to Sell Your Fund Shares

If you own Investment Service Shares through an account with a broker or other institution, contact that broker or institution to sell your shares. Compass Wealth Management Group customers should contact their Wealth Management Group authorized representative. Customers of Compass Brokerage, Inc. should contact their Compass Brokerage authorized representative.

          Holders of Institutional Shares may sell shares by following the procedures established when they opened their account or accounts. If you have questions, customers of the Compass Wealth Management Group should contact their Wealth Management Group authorized representative. Other investors holding shares through a financial institution or intermediary should contact their financial institution or intermediary.

          Subject to the terms, conditions and procedures established in the documentation relating to Compass Brokerage Accounts and Compass Retail Automated Sweep Services accounts, as the case may be, Sweep Class Shares will be automatically redeemed and exchanged for investors participating in those programs.

          If you own your shares directly, you may sell your shares on any Business Day by contacting us directly by mail or telephone at 1-800-992-2085.

          If you would like to sell $40,000 or more of your shares, or have your sales proceeds sent to a third party or an address other than your own, please notify the appropriate (or relevant) Fund(s) in writing and include a signature guarantee by a bank or other financial institution that participates in one of the Medallion signature guarantee programs (a notarized signature is not sufficient).

          The sale price of each share will be the NAV next determined after the Fund receives your request. Redemption requests received before 11:30 a.m., Central Time for the Tax-Free Money Market Fund and before 4:00 p.m., Central Time for the Money Market Fund will not be entitled to that day’s dividend.

Account Liquidation

You may liquidate shares from your Traditional IRA or Roth IRA at any time after its establishment by sending a completed withdrawal form (or other withdrawal instructions in a form acceptable to the Custodian), or a transfer authorization form, to “Expedition Funds,” P.O. Box 8010, Boston, Massachusetts 02266-8010.

Systematic Withdrawal Plan (Investment Service Shares and Sweep Class Shares only)

If you have at least $10,000 in your account, you may use the systematic withdrawal plan. Under the plan, you may arrange monthly, quarterly, semi-annual or annual automatic withdrawals from any Fund. The proceeds of each withdrawal will be mailed to you by check or, if you have a checking or savings account with a bank, electronically transferred to your account.

Purchasing, Selling And Exchanging Fund Shares

Receiving Your Money

Normally, if you sell Investment Service or Institutional Shares, we will send your sale proceeds within one Business Day after we receive your request, and in any event within seven days. Your proceeds can be wired to your bank account (amounts less than $5,000 may be subject to a wire fee) or sent to you by check. Sale proceeds of Sweep Class Shares will be deposited and processed in accordance with the procedures applicable to Compass Brokerage Accounts or Compass Retail Automated Sweep Services accounts, as the case may be. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 15 days from your date of purchase).

Redemptions in Kind

A Fund generally pays sale (redemption) proceeds in cash. However, under unusual conditions that make the payment of cash unwise (and for the protection of the Fund’s remaining shareholders) the Fund might pay all or part of your redemption proceeds in liquid securities with a market value equal to the redemption price (redemption in kind). It is highly unlikely that your shares would ever be redeemed in kind, but if they were you would probably have to pay transaction costs to sell the securities distributed to you, as well as taxes on any capital gains from the sale as with any redemption.

Involuntary Redemptions of Your Shares (Investment Service Shares only)

If your account balance drops below $1,000 because of redemptions, a Fund may redeem your shares. The Fund will provide you with at least 30 days’ written notice to allow you sufficient time to add to your account and avoid the involuntary redemption of your shares.

Suspension of Your Right to Sell Your Shares

A Fund may suspend your right to sell your shares during times when the NYSE restricts or halts trading, or as otherwise permitted by the Securities and Exchange Commission (SEC). More information about this is in the Statement of Additional Information.

Purchasing, Selling And Exchanging Fund Shares

     How to Exchange Your Shares

Investment Service Shares, Institutional Shares and Sweep Class Shares, respectively, may be exchanged for shares of the same class of any other money market fund portfolio of the Expedition Funds.

          You may also exchange shares through your financial institution by mail or telephone. You may exchange your Investment Service Shares or Institutional Shares on any Business Day by contacting us directly by mail or telephone by calling 1-800-992-2085. Compass Wealth Management Group customers should contact their Wealth Management Group authorized representative. Customers of Compass Brokerage Inc. should contact their Compass Brokerage authorized representative. Exchange requests must be for an amount of at least $1,000 ($25 for directors, officers and employees of Compass Bancshares and its affiliates and members of their immediate families).

          If you recently purchased shares by check, you may not be able to exchange your shares until your check has cleared (which may take up to 15 days from your date of purchase). This exchange privilege may be changed or canceled at any time upon 60 days’ notice.

          When you exchange shares, you are really selling your shares and buying other Fund shares. So, your sale price and purchase price will be based on the NAV next calculated after the Fund receives your exchange request.

Telephone Transactions

Purchasing, selling and exchanging Fund shares over the telephone is extremely convenient, but not without risk. Although the Funds have certain safeguards and procedures to confirm the identity of callers and the authenticity of instructions, the Funds are not responsible for any losses or costs incurred by following telephone instructions a Fund reasonably believes to be genuine. If you or your financial institution transact with a Fund over the telephone, you will generally bear the risk of any loss.

Other Policies

Customer Identification and Verification

          To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

          What this means to you: When you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. This information is subject to verification to ensure the identity of all persons opening a mutual fund account.

          The Funds are required by law to reject your new account application if the required identifying information is not provided.

          In certain instances, the Funds are required to collect documents to fulfill its legal obligation. Documents provided in connection with your application will be used solely to establish and verify a customer’s identity.

          Attempts to collect the missing information required on the application will be performed by either contacting you or, if applicable, your broker. If the Funds are unable to obtain this information within a timeframe established in the sole discretion of the Funds, your application will be rejected.

          Upon receipt of your application in proper form (or upon receipt of all identifying information required on the application), your investment will be accepted and your order will be processed at the net asset value per share next determined.

          However, the Funds reserve the right to close your account at the then-current day’s price if they are unable to verify your identity. Attempts to verify your identity will be performed within a timeframe established in the sole discretion of the Funds. If the Funds are unable to verify your identity, the Funds reserve the right to liquidate your account at the then-current day’s price and remit proceeds to you via check. The Funds reserve the further right to hold your proceeds until your original check clears the bank. In such an instance, you may be subject to a gain or loss on Fund shares and will be subject to corresponding tax implications.

Anti-Money Laundering Program

          Customer identification and verification is part of the Funds’ overall obligation to assist in the deterrence of money laundering under federal law. The Funds have adopted an anti-money laundering compliance program designed to prevent the Funds from being used for money laundering or the financing of terrorist activities. In this regard, the Funds reserve the right to (i) refuse, cancel or rescind any purchase or exchange order, (ii) freeze any account and/or suspend account services or (iii) involuntarily close your account in cases of threatening conduct or suspected fraudulent or illegal activity. These actions will be taken when, in the sole discretion of Fund management, they are deemed to be in the best interest of the Funds or in cases when the Funds are requested or compelled to do so by governmental or law enforcement authority. If your account is closed at the request of governmental or law enforcement authority, you may not receive proceeds of the redemption if the Funds are required to withhold such proceeds.

Dividends and Distributions

Dividends are declared daily and paid monthly. Each Fund makes distributions of its net realized capital gains, if any, at least annually. If you own Fund shares on a Fund’s record date, you will be entitled to receive the distribution.

          You will receive dividends and distributions in the form of additional Fund shares unless you elect to receive payment in cash. To elect cash payment, you must notify the Fund in writing prior to the date of the distribution. Your election will be effective for dividends and distributions paid after the Fund receives your written notice. To cancel your election, simply send the Fund written notice.

Taxes

Please consult your tax advisor regarding your specific questions about federal, state and local income taxes. Below we have summarized some important tax issues that affect the Funds and their shareholders. This summary is based on current tax laws, which may change.

          Each Fund will distribute substantially all of its net investment income and its net realized capital gains, if any. The dividends and distributions you receive may be subject to federal, state and local taxation, depending upon your tax situation. Distributions you receive from a Fund may be taxable whether or not you reinvest them. Income distributions including distributions of net short-term capital gains, if any, are generally taxable at ordinary income tax rates. Capital gains distributions are generally taxable at the rates applicable to long-term capital gains. Because each Fund invests primarily in short-term money market instruments, it is not anticipated that any distributions will constitute qualified dividend income eligible for taxation at long-term capital gains rates. Each sale or exchange of Fund shares may be a taxable event.

          The Tax-Free Money Market Fund intends to distribute federally tax-exempt income. The Fund may invest a portion of its assets in securities that generate taxable income for federal or state income taxes. Income exempt from federal tax may be subject to state and local taxes. Any capital gains distributed by the Fund may be taxable.

          More information about taxes is in the Statement of Additional Information.

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Financial Highlights

The table that follows presents performance information about the Funds. This information is intended to help you understand each Fund’s financial performance for the past five years, or, if shorter, the period of the Fund’s operations. Some of this information reflects financial information for a single Fund share. The total returns in the table represent the rate that you would have earned (or lost) on an investment in a Fund, assuming you reinvested all of your dividends and distributions. This information has been audited by Deloitte & Touche LLP, independent auditors. Their report, dated December 19, 2003, along with each Fund’s financial statements, appears in the annual report that accompanies the Statement of Additional Information. You can obtain the annual report, which contains more performance information, at no charge by calling 1-800-992-2085.

For the periods ended October 31 ,
For a Share Outstanding Throughout each Period .

	Net Asset Value, Beginning of Period	Net Investment Income	Realized and Unrealized Gains on Investments	Total from Operations	Dividends from Net Investment Income		Distributions from Capital Gains

Money Market Fund

Institutional Shares
2003	$1.00	$0.01	$—	$0.01		$(0.01)	$—
2002	1.00	0.01	—	0.01		(0.01)	—
2001	1.00	0.04	—	0.04		(0.04)	—
2000	1.00	0.06	—	0.06		(0.06)	—
1999	1.00	0.05	—	0.05		(0.05)	—
Investment Service Shares
2003	$1.00	$0.01	$—	$0.01		$(0.01)	$—
2002	1.00	0.01	—	0.01		(0.01)	—
2001	1.00	0.04	—	0.04		(0.04)	—
2000	1.00	0.06	—	0.06		(0.06)	—
1999	1.00	0.05	—	0.05		(0.05)	—
Sweep Class Shares
2003	$1.00	$0.01	$—	$0.01		$(0.01)	$—
2002	1.00	0.02	—	0.02		(0.02)	—
2001	1.00	0.04	—	0.04		(0.04)	—
2000(1)	1.00	0.01	—	0.01		(0.01)	—

Tax-Free Money Market Fund

Institutional Shares
2003	$1.00	$0.01	$—	$0.01		$(0.01)	$—
2002	1.00	0.01	—	0.01		(0.01)	—
2001	1.00	0.03	—	0.03		(0.03)	—
2000	1.00	0.04	—	0.04		(0.04)	—
1999(2)	1.00	0.02	—	0.02		(0.02)	—
Investment Service Shares
2003	$1.00	$0.01	$—	$0.01		$(0.01)	$—
2002	1.00	0.01	—	0.01		(0.01)	—
2001	1.00	0.03	—	0.03		(0.03)	—
2000	1.00	0.03	—	0.03		(0.03)	—
1999	1.00	0.03	—	0.03		(0.03)	—
Sweep Class Shares
2003	$1.00	$—	$—	$—	$	—*	$—
2002	1.00	0.01	—	0.01		(0.01)	—
2001	1.00	0.03	—	0.03		(0.03)	—
2000(1)	1.00	0.01	—	0.01		(0.01)	—

*	Amount represents less than $0.01.
†	Returns are for the period indicated and have not been annualized.
(1)	Commenced operations on August 1, 2000. All ratios for the period have been annualized.

	Total Dividends and Distributions	Net Asset Value, End of Period	Total Return†	Net Assets, End of Period (000)	Ratio of Expenses to Average Net Assets	Ratio of Net Investment Income to Average Net Assets	Ratio of Expenses to Average Net Assets (Excluding Waivers and Reimbursements)

Money Market Fund

Institutional Shares
2003	$(0.01)	$1.00	0.88%	$251,212	0.45%	0.85%	0.67%
2002	(0.01)	1.00	1.56	238,337	0.45	1.54	0.68
2001	(0.04)	1.00	4.61	147,806	0.45	4.59	0.72
2000	(0.06)	1.00	5.96	130,891	0.43	5.79	0.69
1999	(0.05)	1.00	4.83	130,798	0.43	4.73	0.77
Investment Service Shares
2003	$(0.01)	$1.00	0.63%	$313,845	0.70%	0.62%	0.92%
2002	(0.01)	1.00	1.31	356,976	0.70	1.30	0.93
2001	(0.04)	1.00	4.35	377,922	0.70	4.17	0.97
2000	(0.06)	1.00	5.69	324,583	0.68	5.62	0.94
1999	(0.05)	1.00	4.56	186,431	0.68	4.47	1.02
Sweep Class Shares
2003	$(0.01)	$1.00	0.51%	$53,500	0.82%	0.49%	1.04%
2002	(0.02)	1.00	1.18	50,456	0.82	1.18	1.05
2001	(0.04)	1.00	4.22	52,530	0.82	3.96	1.09
2000(1)	(0.01)	1.00	1.53	31,979	0.80	5.95	1.06

Tax-Free Money Market Fund

Institutional Shares
2003	$(0.01)	$1.00	0.79%	$84,116	0.43%	0.80%	0.67%
2002	(0.01)	1.00	1.28	97,792	0.43	1.25	0.68
2001	(0.03)	1.00	2.97	35,939	0.43	2.55	0.76
2000	(0.04)	1.00	3.80	5,622	0.43	3.61	0.69
1999(2)	(0.02)	1.00	1.69	28,874	0.43	3.06	0.89
Investment Service Shares
2003	$(0.01)	$1.00	0.54%	$87,062	0.68%	0.53%	0.92%
2002	(0.01)	1.00	1.02	76,854	0.68	1.03	0.93
2001	(0.03)	1.00	2.71	113,519	0.68	2.62	1.01
2000	(0.03)	1.00	3.54	72,535	0.68	3.48	0.94
1999	(0.03)	1.00	2.77	59,889	0.68	2.73	0.95
Sweep Class Shares
2003	$— *	$1.00	0.42%	$22,737	0.80%	0.39%	1.04%
2002	(0.01)	1.00	0.90	8,428	0.80	0.91	1.05
2001	(0.03)	1.00	2.59	4,069	0.80	2.31	1.13
2000(1)	(0.01)	1.00	1.00	2,058	0.80	3.81	1.06

(2) Commenced operations on April 14, 1999. All ratios for the period have been annualized.

Amounts designated as “—” are either $0 or have been rounded to $0.

Notes

Expedition Money Market Fund
Expedition Tax-Free Money Market Fund

www.expeditionfunds.com

Institutional Shares

Investment Service Shares

Sweep Class Shares

March 1, 2004

Investment Adviser
Compass Asset Management, a division of Compass Bank
15 S. 20th Street
Birmingham, Alabama 35233

Distributor
SEI Investments Distribution Co.
One Freedom Valley Drive
Oaks, Pennsylvania 19456

Legal Counsel
Morgan, Lewis & Bockius LLP

More information about Expedition Funds is available without charge through the following:

Statement of Additional Information (SAI)
The SAI dated March 1, 2004 includes detailed information about Expedition Funds. The SAI is on file with the SEC and is incorporated by reference into this prospectus. This means that the SAI, for legal purposes, is a part of this prospectus.

Annual and Semi-Annual Reports
These reports list the Funds' holdings and contain information from the Funds' managers about strategies, and recent market conditions and trends and their impact on Fund performance. The reports also contain detailed financial information about the Funds.

To Obtain an SAI, Annual or Semi-Annual Report, or More Information:
By Telephone: Call 1-800-992-2085

By Mail: Write to us
Expedition Funds
c/o State Street Bank and Trust Company
P.O. Box 8010
Boston, Massachusetts 02266

From the SEC: You can also obtain the SAI or the Annual and Semi-Annual reports, as well as other information about Expedition Funds, from the EDGAR Database on the SEC's website ("http://www.sec.gov"). You may review and copy documents at the SEC Public Reference Room in Washington, DC (for information on the operation of the Public Reference Room, call 202-942-8090). You may request documents by mail from the SEC, upon payment of a duplicating fee, by writing to: Securities and Exchange Commission, Public Reference Section, Washington, DC 20549-0102. You may also obtain the information, upon payment of a duplicating fee, by e-mailing the SEC at the following address: publicinfo@sec.gov. Expedition Funds' Investment Company Act registration number is 811-05900.

EXP-PS-034-05